SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                                   51job, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    316827104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-1(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 15 Pages
                       Exhibit Index Contained on Page 14


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 2 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Doll Technology Investment Fund II, LP ("DTIFII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        7,409,098 ordinary common shares ("shares"), except that Doll
              SHARES                          Technology Investment Management II, LLC ("GPII"), the general partner
           BENEFICIALLY                       of DTIFII, may be deemed to have sole power to vote these shares, and
      OWNED BY EACH REPORTING                 Dixon R. Doll ("Doll") and K. David Chao ("Chao") the managing members
              PERSON                          of GPII, may be deemed to have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              7,409,098 shares, except that GPII, the general partner of DTIFII, may be deemed to have sole power to dispose of these shares, and Doll and
                                              Chao, the managing members of GPII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,409,098
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 3 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM Internet Fund, L.P. ("DCM Internet")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        760,923 shares, except that GPII, the general partner of DCM Internet,
              SHARES                          may be deemed to have sole power to vote these shares, and Doll and
           BENEFICIALLY                       Chao, the managing members of GPII, may be deemed to have shared power
      OWNED BY EACH REPORTING                 to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              760,923 shares, except that GPII, the general partner of DCM Internet, may be deemed to have sole power to dispose of these shares, and Doll and Chao, the managing members of GPII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       760,923
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 4 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM Network Fund, L.P. ("DCM Network")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        411,383 shares, except that GPII, the general partner of DCM Network,
              SHARES                          may be deemed to have sole power to vote these shares, and Doll and
           BENEFICIALLY                       Chao, the managing members of GPII, may be deemed to have shared power
      OWNED BY EACH REPORTING                 to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              411,383 shares, except that GPII, the general partner of DCM Network, may be deemed to have sole power to dispose of these shares, and Doll and Chao, the managing members of GPII, may be deemed to have shared power to dispose these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       411,383
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.7%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 5 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Doll Technology Affiliates Fund II, L.P. ("DTAFII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        465,432 shares, except that GPII, the general partner of DTAFII, may
              SHARES                          be deemed to have sole power to vote these shares, and Doll and Chao,
           BENEFICIALLY                       the managing members of GPII, may be deemed to have shared power to
      OWNED BY EACH REPORTING                 vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              465,432 shares, except that GPII, the general partner of DTAFII, may be deemed to have sole power to dispose of these shares, and Doll and
                                              Chao, the managing members of GPII, may be deemed to have shared power to dispose these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       465,432
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 6 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Doll Technology Investment Management II, LLC ("GPII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        9,046,836 shares, of which 7,409,098 are directly owned by DTIFII,
              SHARES                          760,923 are directly owned by DCM Internet, 411,383 are directly owned
           BENEFICIALLY                       by DCM Network and 465,432 are directly owned by DTAFII.  GPII, the
      OWNED BY EACH REPORTING                 general partner of DTIFII, DCM Internet, DCM Network and DTAFII, may
              PERSON                          be deemed to have sole power to vote these shares, and Doll and Chao,
               WITH                           the managing members of GPII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,046,836 shares, of which 7,409,098 are directly owned by DTIFII,
                                              760,923 are directly owned by DCM Internet, 411,383 are directly owned by DCM Network and 465,432 are directly owned by DTAFII.  GPII, the general partner of DTIFII, DCM Internet, DCM Network and DTAFII, may be deemed to have sole power to dispose of these shares, and Doll and
                                              Chao, the managing members of GPII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,046,836
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 7 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Dixon R. Doll ("Doll")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              9,046,836 shares, of which 7,409,098 are directly owned by DTIFII,
                                              760,923 are directly owned by DCM Internet, 411,383 are directly owned by DCM Network and 465,432 are directly owned by DTAFII.  Doll is a managing member of GPII, the general partner of DTIFII, DCM Internet,
                                              DCM Network and DTAFII, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              9,046,836 shares, of which 7,409,098 are directly owned by DTIFII,
                                              760,923 are directly owned by DCM Internet, 411,383 are directly owned by DCM Network and 465,432 are directly owned by DTAFII.  Doll is a managing member of GPII, the general partner of DTIFII, DCM Internet,
                                              DCM Network and DTAFII, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,046,836
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 8 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   K. David Chao ("Chao")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Japanese Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       441,067 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              9,046,836 shares, of which 7,409,098 are directly owned by DTIFII,
                                              760,923 are directly owned by DCM Internet, 411,383 are directly owned by DCM Network and 465,432 are directly owned by DTAFII.  Chao is a managing member of GPII, the general partner of DTIFII, DCM Internet,
                                              DCM Network and DTAFII, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              441,067 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              9,046,836 shares, of which 7,409,098 are directly owned by DTIFII,
                                              760,923 are directly owned by DCM Internet, 411,383 are directly owned by DCM Network and 465,432 are directly owned by DTAFII.  Chao is a managing member of GPII, the general partner of DTIFII, DCM Internet,
                                              DCM Network and DTAFII, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,487,903
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 9 of 15
---------------------------------                     --------------------------


ITEM 1(A).    NAME OF ISSUER
              --------------

              51job, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              -----------------------------------------------

              21st Floor, Wen Xin Plaza
              755 Wei Hai Road
              Shanghai 200041, People's Republic of China

ITEM 2(A).    NAME OF PERSONS FILING
              ----------------------

              This Statement is filed by Doll Technology Investment Fund II, L.P., a Delaware limited partnership ("DTIFII"), DCM Internet Fund, L.P., a Delaware limited partnership ("DCM Internet"), DCM Network Fund, L.P., a Delaware limited partnership ("DCM Network"), Doll Technology Affiliates Fund II, L.P. ("DTAFII") and Doll Technology Investment Management II, L.L.C., a Delaware limited liability company ("GPII") and Dixon R. Doll ("Doll") and
              K. David Chao ("Chao"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              GPII, the general partner of DTIFII, DCM Internet, DCM Network and DTAFII, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DTIFII, DCM Internet, DCM Network and DTAFII. Doll and Chao are managing members of and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DTIFII, DCM Internet, DCM Network and DTAFII.

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE
              ---------------------

              The address for each of the Reporting Persons is:

              Doll Capital Management
              2420 Sand Hill Road
              Suite 200
              Menlo Park, California  94025

ITEM 2(C)     CITIZENSHIP
              -----------

              DTIFIII, DCM Internet, DCM Network and DTAFII are Delaware limited partnerships. GPII is a Delaware limited liability company. Doll is a United States citizen. Chao is a Japanese citizen.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

              American Depositary Shares (ADS)
              (Each ADS represents two ordinary common shares.)
              CUSIP # 316827104


ITEM 3.       Not Applicable
             --------------

ITEM 4.       OWNERSHIP
              ---------

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 10 of 15
---------------------------------                     --------------------------


                      (a)   Amount beneficially owned:
                            --------------------------

                            See Row 9 of cover page for each Reporting Person.

                      (b)   Percent of Class:
                            -----------------

                            See Row 11 of cover page for each Reporting Person.

                      (c)   Number of shares as to which such person has:
                            ---------------------------------------------

                                (i)  Sole power to vote or to direct the vote:
                                     -----------------------------------------

                                     See Row 5 of cover page for each  Reporting
                                     Person.

                                (ii) Shared power to vote or to direct the vote:
                                     -------------------------------------------

                                     See Row 6 of cover page for each  Reporting
                                     Person.

                                (iii) Sole  power to  dispose  or to direct  the
                                      ------------------------------------------
                                      disposition of:
                                      ---------------

                                     See Row 7 of cover page for each  Reporting
                                     Person.

                                (iv) Shared  power to  dispose  or to direct the
                                     -------------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 8 of cover page for each  Reporting
                                     Person.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ----------------------------------------------------------------

              Under certain circumstances, set forth in the limited partnership agreements of DTIFII, DCM Internet, DCM Network and DTAFII, and the limited liability company agreement of GPII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 11 of 15
---------------------------------                     --------------------------


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              ------------------------------------------------------------

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ----------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              -------------------------------

ITEM 10.      CERTIFICATION.
              --------------

              Not applicable

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 12 of 15
---------------------------------                     --------------------------



                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005
                                    DOLL TECHNOLOGY INVESTMENT
                                    FUND II, L.P., a
                                    Delaware Limited Partnership

                                    DCM INTERNET FUND, L.P., a
                                    Delaware Limited Partnership

                                    DCM NETWORK FUND, L.P., a
                                    Delaware Limited Partnership

                                    DOLL TECHNOLOGY AFFILIATES
                                    FUND II, L.P., a
                                    Delaware Limited Partnership

                                    DOLL TECHNOLOGY INVESTMENT
                                        MANAGEMENT II, L.L.C., a
                                    Delaware Limited Liability
                                        Company, General Partner.


                                    By:    /s/  K. David Chao
                                        -------------------------------
                                           K. David Chao
                                           Managing Member


                                    Dixon R. Doll


                                    By:    /s/  Dixon R. Doll
                                        -------------------------------
                                           Dixon R. Doll


                                    K. David Chao


                                    By:    /s/  K. David Chao
                                        -------------------------------
                                           K. David Chao

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 13 of 15
---------------------------------                     --------------------------


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 14 of 15
---------------------------------                     --------------------------

                                  EXHIBIT INDEX
                                  -------------




                                                           Found on
                                                         Sequentially
Exhibit                                                  Numbered Page
-------                                                  -------------

Exhibit A:  Agreement of Joint Filing                         15

---------------------------------                     --------------------------
CUSIP NO.  316827104                     13 G                     Page 15 of 15
---------------------------------                     --------------------------


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------


     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such
Schedule 13G.


Date:  February 10, 2005
                                    DOLL TECHNOLOGY INVESTMENT
                                    FUND II, L.P., a
                                    Delaware Limited Partnership

                                    DCM INTERNET FUND, L.P., a
                                    Delaware Limited Partnership

                                    DCM NETWORK FUND, L.P., a
                                    Delaware Limited Partnership

                                    DOLL TECHNOLOGY AFFILIATES
                                    FUND II, L.P., a
                                    Delaware Limited Partnership

                                    DOLL TECHNOLOGY INVESTMENT
                                        MANAGEMENT II, L.L.C., a
                                    Delaware Limited Liability
                                        Company, General Partner.



                                    By:    /s/  K. David Chao
                                        -------------------------------
                                           K. David Chao
                                           Managing Member



                                    Dixon R. Doll



                                    By:    /s/  Dixon R. Doll
                                        -------------------------------
                                           Dixon R. Doll


                                    K. David Chao



                                    By:    /s/  K. David Chao
                                        -------------------------------
                                           K. David Chao